Exhibit 77C

AllianceBernstein Real Estate Investment Institutional Fund, Inc.
811-08403

77C  Matters submitted to a vote of security holders


The Annual Meeting of Stockholders of AllianceBernstein Real Estate Investment Institutional Fund (the Fund) was held on December 6, 2005. The Meeting was originally scheduled to be held on November 15, 2005, however an insufficient number of votes had been received as of November 15, 2005 to constitute a quorum and the Meeting was therefore adjourned until December 6, 2005 in order to permit for additional time for the solicitation of proxies. At the December 6, 2005 Meeting, with respect to the first item of business, the election of Directors, the second item of business, the amendment and restatement of the Funds charter, the third item of business, the amendment, elimination or reclassification as non-fundamental of certain investment restrictions, and the fourth item of business, the reclassification of the Funds investment objective as non-fundamental with changes to the Funds investment objectives, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

			Voted For		Withheld Authority
1. The election of the
   Directors, each such
   Director to serve a
   term of an indefinite
   duration and until
   his or her successor
   is duly elected and
   qualifies.

Ruth Block		34,905,237		135,061
David H. Dievler	34,890,756		149,542
John H. Dobkin		34,817,069		223,229
Michael J. Downey	34,899,711		140,587
William H. Foulk, Jr.	34,897,169		143,129
D. James Guzy		34,407,723		632,575
Marc O. Mayer		34,900,497		139,801
Marshall C. Turner, Jr.	34,883,980		156,318





    				      Voted 		    Broker
			Voted For    Against   Abstained   Non-Votes

2. The amendment and
   restatement of
   the Charter.		34,086,331   263,277    305,724        0



3. The amendment,
   elimination, or
   reclassification
   as   non-fundamental,
   of the fundamental
   investment restrictions
   regarding:

3.A.  Diversification 	28,421,378   234,213    295,323     26,066

3.B.  Issuing Senior	28,252,622   373,617    324,675     26,066
      Securities and
      Borrowing Money

3.C.  Underwriting	28,266,834   334,810    349,270     26,066

      Securities

3.D.  Concentration	28,269,154   329,140    352,619     26,066

      of Investments

3.E.  Real Estate and	28,350,253   267,686    332,974     26,066

      Companies That
      Deal In Real
      Estate

3.F   Commodity 	28,176,478   398,879    375,557     26,066

      Contracts and
      Futures Contracts

3.G   Loans		28,209,180   393,813    347,920     26,066


3.H   Joint Securities	28,256,715   330,795    363,403     26,066

      Trading Accounts

3.I   Exercising	28,339,458   263,506    347,950     26,066

      Control

3.K   Oil, Gas and	28,298,795   381,165    270,953     26,066

      Other Types of
      Minerals or
      Mineral Leases

3.L   Purchases of	28,101,437   567,098    282,379     26,066

      Securities on
      Margin

3.M   Short Sales	28,150,997   477,177    322,740     26,066


3.N   Pledging,		28,150,600   456,095    344,219     26,066

      Hypothecating,
      Mortgaging, or
      Otherwise
      Encumbering Assets

4.B   The		28,090,108   536,900    323,906     26,066

      reclassification
      of the Funds
      fundamental investment
      objective as
      non-fundamental
      with changes to the
      Funds investment objectives.